UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF l934

Diamond Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2556965
(State of Incorporation or Organization)	(IRS Employer Identification No.)

600 Montgomery Street San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Diamond Foods, Inc. (“Diamond”) to reflect the expiration of the share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on July 15, 2005.

Item 1.	Description of Registrant’s Securities to be Registered.

Effective as of October 27, 2014, the Rights Agreement, dated as of April 29, 2005 (the “Rights Agreement”), as amended by Amendment No. 1 to Rights Agreement, dated as of April 5, 2011, Amendment No. 2 to Rights Agreement, dated as of May 22, 2012, and Amendment No. 3 to Rights Agreement dated as of January 16, 2014, by and between Diamond and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (“Rights Agent”) was amended pursuant to Amendment No. 4 to the Rights Agreement (the “Amendment”). The Amendment accelerated the expiration of the Rights distributed to holders of Diamond’s common stock pursuant to the Rights Agreement from 5:00 p.m., Eastern time, on March 22, 2015 to 5:00 p.m., Eastern time, on October 27, 2014, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights expired.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as Exhibit 4.1 hereto. Documents filed by Diamond with the Securities and Exchange Commission (“SEC”), including the Rights Agreement, can be obtained free of charge from the SEC’s website at www.sec.gov, or from Diamond upon written request to Investor Relations, Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111 or by calling (415) 445-7426.

Item 2.	Exhibits.

Exhibit 4.1	Amendment No. 4 to Rights Agreement, dated as of December 30, 2013, by and between Diamond Foods, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 29, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DIAMOND FOODS, INC.

Date: October 29, 2014	By:	/s/ Isobel Jones
	Name:	Isobel Jones
	Title:	Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 4.1	Amendment No. 4 to Rights Agreement, dated as of December 30, 2013, by and between Diamond Foods, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 29, 2014).

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